SUPPLEMENT NO. 3

                           TO

             PROSPECTUS DATED JUNE 3, 1997

                  -------------------

               1,988,140 COMMON SHARES

                  ------------------

                   SANDATA, INC.

     The Prospectus of SANDATA, Inc. (the "Company") dated June 3, 1997 is supplemented to reflect the assignment by Private Opportunity Partners II, Ltd., FL Limited Partnership ("POP"), a Selling Stockholder, to Barber & Bronson Incorporated ("B&B") of its warrant to acquire 23,750 Common Shares (the "Shares") of the Company (the "Warrant").

     As a result of the assignment of the Warrant, the amount of Shares beneficially owned and offered for sale by POP is decreased by 23,750 Shares and the amount of Shares beneficially owned and offered for sale by B&B is increased by 23,750 Shares. The "Selling Stockholders" table with respect to POP and B&B is hereby supplemented as follows:

Name      Common Shares Number of Common Common Shares to be
and       Beneficially  Shares Offered   Beneficially Owned
Address   Owned (1)     for Sale         After Offering (2)

                                                  Percent of
                                         Number   Outstanding
Private
Opportunity
Partners
II, Ltd. FL
Limited
Partner-
ship      47,500        47,500           -0-      -0-

Barber &
Bronson
Incorpo-
rated     23,750(16)    23,750(16)       -0-      -0-

<F16>Includes 23,750 Shares issuable upon the exercise of
currently exercisable warrants.

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                        October 22, 1997